Exhibit 4.4

BELLUS HEALTH INC.

NOTICE AND

MANAGEMENT INFORMATION CIRCULAR

FOR THE

ANNUAL AND SPECIAL MEETING

OF COMMON SHAREHOLDERS

TO BE HELD ON MAY 8, 2019

March 13, 2019

BELLUS HEALTH INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the annual and special meeting (the “Meeting”) of the common shareholders of BELLUS Health Inc. (the “Company”) will be held at the offices of the Company, at 275 Armand Frappier Blvd., Laval, on May 8, 2019 at 11:00 AM, Montréal time, for the following purposes:

(i)	to receive and consider the annual report of the directors to the shareholders and the financial statements of the Company for the financial year ended December 31, 2018, and the report of the auditors thereon;

(ii)	to elect each of the directors for the ensuing year;

(iii)	to appoint KPMG LLP, Chartered Accountants, as auditors of the Company and to authorize the Audit Committee to fix the auditors’ remuneration;

(iv)	to adopt a special resolution, the text of which is set out in Schedule “A” to the management information circular of the Company dated March 13, 2019 (the “Circular”) authorizing the Board of Directors of the Company to amend the articles of the Company to effect a consolidation of all of the issued and outstanding common shares of the Company (the “Common Shares”), such that the trading price of the post-consolidation Common Shares is between US$5.00 and US$7.50 per post-consolidation Common Share;

and

(v)	to transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

DATED at Montréal, Québec, Canada, March 13, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Sébastien Roy
Corporate Secretary

SHAREHOLDERS MAY EXERCISE THEIR VOTING RIGHTS BY ATTENDING THE MEETING OR BY COMPLETING A FORM OF PROXY. SHAREHOLDERS WHO ARE UNABLE TO BE PRESENT IN PERSON AT THE MEETING ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT TO THE COMPANY, C/O COMPUTERSHARE INVESTOR SERVICES INC., IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. PLEASE REFER TO THE ACCOMPANYING MANAGEMENT INFORMATION CIRCULAR FOR ADDITIONAL PARTICULARS.

Table of Contents

PART 1. VOTING INFORMATION	4

Solicitation of Proxies	4
Appointment and Revocation of Proxies	4
Registered Common Shareholders	4
Non-Registered Common Shareholders	5
Voting of Proxies	5
Voting Shares and Principal Holders thereof	6

PART 2. Business of the Meeting	6

Presentation of Financial Statements and Auditor’s Report	6
Election of Directors	6
Auditors of the Company	9
Share Consolidation	9

PART 3. statement of Executive Compensation	11

Compensation of Directors and Executives	11
Equity Compensation Plans	20
Securities Authorized for Issuance under Equity Compensation Plans	24
Indebtedness of Directors and Executive Officers	24

PART 4. REPORT ON CORPORATE GOVERNANCE AND OTHER ITEMS	24

Interest of Informed Persons In Material Transactions and Management Contracts	26
2019 Shareholder Proposals	26
Additional Information	26
Approval by Directors	26

Schedule “A” – SHARE CONSOLIDATION RESOLUTION	A-1

Schedule “B” – CORPORATE GOVERNANCE PRACTICES	B-1

Schedule “C” – BOARD OF DIRECTORS MANDATE	C-1

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MANAGEMENT INFORMATION CIRCULAR

PART 1.

VOTING INFORMATION

This management information circular (the “Circular”) is furnished in connection with the solicitation by the management of BELLUS Health Inc. (the “Company”) of proxies to be voted at the annual and special meeting of common shareholders (the “Meeting”), to be held at the offices of the Company, at 275 Armand Frappier Blvd., Laval, on May 8, 2019 at 11:00 AM, Montréal time, for the purposes set forth in the accompanying notice of the Meeting, and at any adjournment thereof. Except as otherwise stated, the information contained herein is given as at March 13, 2019, all dollar amounts and references to $ or to CDN$ are to Canadian dollars.

Solicitation of Proxies

The enclosed proxy is being solicited by the management of the Company and the expenses of solicitation of proxies will be borne by the Company. The solicitation will be made primarily by mail; however, officers and regular employees of the Company may also solicit proxies by telephone, telecopier, electronic mail or in person.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are directors or officers of the Company. Each shareholder is entitled to appoint any other person to represent him at the Meeting, and at any adjournment thereof.

A shareholder desiring to appoint another person (who need not be a shareholder) to represent him at the Meeting, and at any adjournment thereof, may do so either by striking out the names of the management nominees set forth in the form of proxy and by inserting such person’s name therein or by completing another proper form of proxy and, in either case, sending the completed proxy in the enclosed reply envelope for delivery before the Meeting, or any adjournment thereof, or by depositing such proxy with the Chairman on the day of the Meeting, at the Meeting or any adjournment thereof.

A shareholder giving a proxy pursuant to this solicitation may revoke any such proxy by instrument in writing executed by the shareholder or by his attorney duly authorized in writing, or if the shareholder is a corporation, executed under its corporate seal or by an officer or attorney duly authorized in writing, and deposited with the Company, c/o Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario M5J 2Y1, at any time up to and including the close of business two business days preceding the day of the Meeting, or any adjournment thereof, or with the Chairman on the day of the Meeting, at the Meeting or any adjournment thereof, before any vote is cast under the proxy’s authority.

Registered Common Shareholders

Holders of common shares of the capital of the Company (the “Common Shares”) listed as shareholders at the close of business on March 29, 2019, will be entitled to vote at the Meeting, or any adjournment thereof, either in person or by proxy, in respect of all matters which may properly come before the Meeting, or any adjournment thereof, except to the extent that such shareholder has subsequently (after the Record Date) transferred any such Common Shares, and the transferee of those Common Shares establishes such transferee shareholder’s ownership of such Common Shares and requests, no later than two Business Days prior to the Meeting and requests in writing with sufficient evidence of such transfer of ownership, that such transferee shareholder’s name be included in the list of shareholders prepared by the Transfer Agent for the Meeting. In such case, only the new transferee shareholder will be entitled to vote such Common Shares on each matter to be acted upon at the Meeting.

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Non-Registered Common Shareholders

The names of the shareholders whose shares are held in the name of a broker or another intermediary will not appear on the list of shareholders of the Company. If you are not a registered shareholder of the Company, in order to vote you must a) obtain the material relating to the Meeting from your broker or other intermediary; b) complete the request for voting instructions sent to you by the broker or other intermediary; and c) follow the directions of the broker or other intermediary with respect to voting procedures.

In accordance with National Instrument 54-101 adopted by the Canadian Securities Administrators entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer”, the Company is distributing copies of the material related to the Meeting to clearing agencies and intermediaries for distribution to non-registered holders. Such agencies and intermediaries must forward the material related to the Meeting to non-registered holders and often use a service company (such as Broadridge Financial Solutions in Canada) to permit you, if you are not a registered shareholder, to direct the voting of the Common Shares which you beneficially own. If you are a non-registered shareholder of the Company, you may revoke voting instructions which have been given to an intermediary at any time by written notice to the intermediary. If you are a non-registered shareholder of the Company, you should submit your voting instructions to your intermediary or broker in sufficient time to ensure that your votes are received, from your intermediary or broker, by Computershare Investor Services Inc. on behalf of the Company, as set forth under the heading “Appointment and Revocation of Proxies”.

Voting of Proxies

The persons named in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed in accordance with the directions of the shareholders appointing them.

In the absence of shareholder directions, Common Shares will be voted:

a.	FOR the election as directors of each of those persons hereinafter named as management’s nominees;

b.	FOR the appointment of KPMG LLP, Chartered Accountants, as auditors of the Company and the authorization of the Audit Committee to fix the auditors’ remuneration; and

c.	FOR the special resolution authorizing the Board of Directors of the Company to amend its articles to effect a consolidation of all of the outstanding Common Shares.

All matters to be voted upon at the Meeting will be decided by a majority of the votes cast by the shareholders entitled to vote thereon; except as regards the special resolution mentioned above which will require approval by 66 ⅔% of the votes cast by the shareholders entitled to vote thereon.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying notice of the Meeting or with respect to such other matters as may properly come before the Meeting, or any adjournment thereof. At the date hereof, the management of the Company knows of no such amendments, variations or other matters to be presented for action at the Meeting, or any adjournment thereof. However, if any other matters which are not now known to management should properly come before the Meeting, or any adjournment thereof, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

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Voting Shares and Principal Holders thereof

As at March 13, 2019, there were 157,956,173 Common Shares outstanding, each of which entitles its holder to one vote at the Meeting. To the knowledge of the directors and officers of the Company, based on publicly available information, as at March 13, 2019, no person beneficially owned, directly or indirectly, or exercised control or direction over, shares of the Company carrying 10% or more of the voting rights attached to all outstanding voting shares of the Company, except as follows:

Name	Number of Common Shares	Percentage of class
OrbiMed Advisors LLC (“OrbiMed”)	21,310,300	13.5%
Victoria Square Ventures Inc. (“VSVI”)	17,775,831	11.3%
Rocabe Investments Inc. (“Rocabe”)	16,433,318	10.4%

PART 2.

Business of the Meeting

Presentation of Financial Statements and Auditor’s Report

The audited consolidated financial statements of the Company, the report of the auditors thereon, and the management’s discussion and analysis thereof for the financial year ended December 31, 2018, are contained in the 2018 annual report of the Company and will be tabled at the Meeting, but the approval of the shareholders in respect thereto is not required.

Election of Directors

Eight directors are to be elected at the Meeting. The Board of Directors of the Company (the “Board”) recommends that shareholders vote for the election of each of the nominees whose names are set forth below. The persons named in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled FOR the election of each of the nominees whose names are set forth below unless otherwise directed by the shareholders appointing them.

The Board has a majority voting policy. This means that if a director receives more “withhold” votes than “for” votes at the annual meeting of shareholders, then the director will immediately tender his or her resignation to the Chairman. This would be effective if accepted by the Board. The Human Resources and Governance Committee will consider a director’s offer to resign and make a recommendation to the Board as to whether to accept it. Absent exceptional circumstances, the resignation will be accepted and will be effective when accepted by the Board. The director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board or of the Human Resources and Governance Committee at which the resignation is considered. The Board will have 90 days from the annual meeting to make and disclose by news release its decision, a copy of which will be provided to the Toronto Stock Exchange (“TSX”). If the Board determines not to accept a resignation, the news release will fully state the reasons for that decision. This policy does not apply in circumstances involving contested director elections.

Management does not contemplate that any of the nominees will be unable to serve as a director, but, if that should occur for any reason at or prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee at their discretion, unless instructions have been received from a particular shareholder to withhold its shares from voting with respect to the election of directors. Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the by-laws of the Company. All of the people named in the table below are now members of the Board and have been during the period indicated.

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The following table states the names of all the persons proposed by management to be nominated for election as directors, their municipality, province or state and country of residence, their age, their principal occupation during the past five years, their position and office held with the Company, the period during which each proposed nominee has served as a director and the number of Common Shares beneficially owned, directly or indirectly, by each of them or over which they exercise control or direction.

Name and Municipality of Residence	Age (as at March 13, 2019)	Principal Occupation During Past Five Years	Office	Period during which served as a Director	Number of Common Shares Beneficially Owned, Controlled or Directed (1)
Dr. Francesco Bellini, O.C. (2) Calgary, Alberta, Canada	71	Chairman of the Board of Picchio International Inc. (a management and holding company)	Chairman of the Board	2002-2019	3,059,947 (3)
Roberto Bellini (2) Montreal, Québec, Canada	39	President and Chief Executive Officer of the Company	Director	2009-2019	18,548,540 (4)
Dr. Youssef L. Bennani (5) Lorraine, Québec, Canada	58	Chairman of the Board of Domain Therapeutics (6)	Director	2017-2019	394,737
Franklin M. Berger, CFA (7) New York, New York, United States	69	Consultant	Director	2010-2019	1,452,108
Dr. Clarissa Desjardins Montreal, Québec, Canada	52	Chief Executive Officer of Clementia Pharmaceuticals Inc.	Director	2017-2019	52,632
Chau Q. Khuong (8) New York, New York, United States	43	Private Equity Partner of OrbiMed Advisors LLC	Director	2018-2019	NIL
Pierre Larochelle (2), (5), (7) Montréal, Québec, Canada	47	Vice President, Investments of Power Corporation of Canada (a diversified management and holding company)	Director	2009-2019	275,650
Joseph Rus (5), (7) Toronto, Ontario, Canada	73	Consultant	Director	2009-2019	NIL

(1)	The information as to the Common Shares beneficially owned, controlled or directed, not being within the knowledge of the Company, has been furnished by the respective candidates individually as at March 13, 2019.
(2)	Pursuant to Board representation agreements dated April 16, 2009 between the Company and each of VSVI and a predecessor to Rocabe (the “2009 Board Representation Agreements”), each of VSVI and Rocabe is entitled to cause two nominees to be included in the list of management nominees to be proposed for election to the Board at each shareholders meeting occurring following that date. VSVI’s and Rocabe’s right to two nominees each shall terminate on the date each of VSVI, on the one hand, and Rocabe, FMRC Family Trust (“FMRC”), a trust of which Dr. Francesco Bellini, Chairman of the Board of the Company, and Mr. Roberto Bellini, President and Chief Executive Officer of the Company, are beneficiaries and 1324286 Alberta Limited (“AlbertaCo”), a wholly-owned subsidiary of the FMRC, collectively, on the other hand, ceases to beneficially hold at least 7.5% of the issued and outstanding Common Shares. Despite their rights, VSVI has only nominated one candidate, being Mr. Larochelle, and Rocabe has only nominated one candidate, being Dr. Bellini.
(3)	Dr. Bellini is the registered holder of 693,889 Common Shares. FMRC and AlbertaCo own 2,366,058 Common Shares, which shares are shown in Dr. Bellini’s share ownership.
(4)	Mr. Bellini is the registered holder of 2,115,222 Common Shares and has a beneficial interest in 16,433,318 Common Shares through his 50% interest in Rocabe.
(5)	Member of the Human Resources and Governance Committee.
(6)	From 2013 to 2017, Dr. Bennani was Site Head and Vice-President of R&D at Vertex Pharmaceuticals Canada Inc., a research and development company.
(7)	Member of the Audit Committee.
(8)	Pursuant to a Board representation agreement dated December 18, 2018 between the Company and OrbiMed (the “2018 Board Representation Agreement”), OrbiMed is entitled to cause one nominee to be included in the list of management nominees to be proposed for election to the Board at each shareholders meeting occurring following that date. OrbiMed’s right to one nominee shall terminate on the date OrbiMed ceases to beneficially hold at least 10% of the issued and outstanding Common Shares. OrbiMed’s nominated candidate is Mr. Khuong.

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of the directors and officers of the Company, other than as set forth below, no proposed director of the Company:

(a)       is, as at the date of the Circular, or has been, within 10 years before the date of the Circular, a director, chief executive officer or chief financial officer of any company, that,

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(i)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer that was in effect for a period of more than 30 consecutive days; or

(ii)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer that was in effect for a period of more than 30 consecutive days; or

(b)       is, as at the date of the Circular, or has been within 10 years before the date of the Circular, a director or executive officer of any company, that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)       has, within the 10 years before the date of the Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Pierre Larochelle resigned as President and CEO and as a director of Adaltis on July 13, 2009. In August 2009, Adaltis filed a voluntary assignment in bankruptcy under the Bankruptcy and Insolvency Act (Canada) (the “BIA”).

Directors’ Attendance at Board and Committee Meetings

The following table set forth the number of meetings held by the Board and each of its Committees during the fiscal year ended December 31, 2018, and the attendance of each director at those meetings, or, in the case of Committees of the Board, the attendance of each member of such Committees.

Board and Board Committee Attendance Record from January 1 to December 31, 2018

Director	Board	Audit	Human Resources and Governance	Independent Directors
Dr. Francesco Bellini	7/7	-	-	-
Roberto Bellini	7/7	-	-	-
Dr. Youssef L. Bennani	7/7	-	2/2	1/1
Franklin M. Berger	7/7	4/4	-	1/1
Dr. Clarissa Desjardins	6/7	-	-	1/1
Chau Q. Khuong (1)	N/A	-	-	N/A
Pierre Larochelle	7/7	4/4	2/2	1/1
Joseph Rus	6/7	4/4	2/2	1/1

(1)	Mr. Khuong was elected to the Board effective December 18, 2018. He did not attend meetings prior to that date.

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Other Board Memberships

The following table identifies, in respect of the fiscal year ended December 31, 2018, the current directors of the Company who also act as directors for other reporting issuers.

Name	Name of issuer	Name of Exchange or Market
Franklin M. Berger	Five Prime Therapeutics Inc. Immune Design Corp. ESSA Pharma Inc. Proteostasis Therapeutics Inc. Tocagen Inc. Kezar Life Sciences Inc.	National Association of Securities Dealers Automated Quotations (“NASDAQ”) NASDAQ TSX Venture Exchange (“TSXV”) and NASDAQ NASDAQ NASDAQ NASDAQ
Chau Q. Khuong	Aerpio Pharmaceuticals Inc. Synlogic Inc.	NASDAQ NASDAQ
Dr. Clarissa Desjardins	Clementia Pharmaceuticals Inc.	NASDAQ

Directors’ and Officers’ Insurance

The Company provides insurance for the benefit of its directors and officers against liability incurred by them in these capacities. The current aggregate policy limit is $20,000,000, the first $100,000 of certain claims being deductible and payable by the Company. The premium is $42,467 for a twelve-month term ending October 16, 2019. This premium, which has not been specifically allocated between directors as a group and officers as a group, was paid entirely by the Company.

Auditors of the Company

KPMG LLP, Chartered Accountants, have been the auditors of the Company since September 1995. The Board recommends that shareholders vote for the appointment of KPMG LLP, Chartered Accountants, as auditors of the Company and the authorization of the Audit Committee to fix the auditors’ remuneration. The persons named in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled FOR the reappointment of KPMG LLP, Chartered Accountants, as auditors of the Company for the term expiring with the next annual meeting of shareholders, and to authorize the Audit Committee to fix their remuneration, unless otherwise directed by the shareholders appointing them.

Share Consolidation

At the Meeting, shareholders will be asked to consider a special resolution (the “Share Consolidation Resolution”) authorizing the Board to amend the articles of the Company to effect a consolidation of all of the issued and outstanding Common Shares (the “Share Consolidation”), such that the trading price of the post-consolidation Common Shares is between US$5.00 and US$7.50 per post-consolidation Common Share, as may be determined by the Board in its sole discretion (the “Consolidation Ratio”).

The Board believes that is in the best interests of the Company to have the authority to implement the Share Consolidation. The potential benefits of a higher post-consolidation share price include the ability to meet the initial listing requirements of major exchanges in the United States in the event that the Company determines to pursue such a listing.

To be effective, the Canada Business Corporations Act (the “CBCA”) requires that the Share Consolidation Resolution be approved by a special resolution of the shareholders, being a majority of not less than two-thirds (2/3) of the votes cast by shareholders present in person or by proxy at the Meeting. In addition to the approval of the shareholders, the Share Consolidation requires the approval of the TSX.

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Although shareholders’ approval for the Share Consolidation is being sought at the Meeting, the Share Consolidation would become effective at a date in the future to be determined by the Board if and when it is considered to be in the best interest of the Company to implement the Share Consolidation. The Board may, in its sole discretion, determine not to implement the Share Consolidation at any time after the Meeting without further action on the part of or notice to the shareholders.

The full text of the Share Consolidation Resolution approving the proposed Share Consolidation is attached to this Circular as Schedule “A”.

The Board believes that the proposed Share Consolidation is in the best interest of the Company and its shareholders and unanimously recommends that shareholders vote FOR the Share Consolidation Resolution.

Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote FOR the Share Consolidation Resolution.

Principal Effects of the Share Consolidation

If approved and implemented, the Share Consolidation will occur simultaneously for all the Common Shares and the Consolidation Ratio will be the same for all the Common Shares. Except for any variances attributable to fractional shares, the change in the number of issued and outstanding Common Shares that will result from the Share Consolidation will cause no change in the capital attributable to the Common Shares and will not materially affect any Shareholder’s percentage ownership in the Corporation, even though such ownership will be represented by smaller number of Common Shares.

In addition, the Share Consolidation will not materially affect any shareholder’s proportionate voting rights. Each Common Share outstanding after the Share Consolidation will be entitled to one vote and will be fully paid and non-assessable.

No fractional Common Shares will be issued in connection with the Share Consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional share upon such Share Consolidation, the number of Common Shares to be received by such shareholder will be rounded up or down to the nearest whole Common Share.

If the proposed Share Consolidation is approved by the shareholders and all regulatory requirements are complied with, including the approval of the TSX, and implemented by the Board, following the announcement by the Company of the effective date of the Share Consolidation, registered shareholders will be sent a letter of transmittal by the Company’s transfer agent, Computershare Investor Services Inc., containing instructions on how to exchange their share certificates representing pre-consolidation Common Shares for new share certificates representing post-consolidation Common Shares. Non-registered shareholders holding their Common Shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Share Consolidation than those that will be put in place by the Company for the registered shareholders. If you hold your Common Shares with such a bank, broker or other nominee and if you have any question in this regard, you are encouraged to contact your nominee.

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PART 3.

statement of Executive Compensation

Compensation of Directors and Executives

Compensation Discussion and Analysis

Objectives of the Compensation Program

The Company’s current remuneration program plays an important role in attracting and retaining key members of the senior executive team. The Company is committed to a compensation policy that is competitive and drives business performance.

What the Compensation Program is designed to reward

The Compensation Program is designed to reward the senior executive team for implementing key strategies, both in the short- and the long-term, that will allow the Company to advance its development of products that provide innovative health solutions and address critical unmet medical needs, to enhance its share value, and, thereby, create economic value. Actual rewards are directly linked to the results of the Company.

Remuneration and incentive components have been established to compete with remuneration practices of similar companies that are involved in the biopharmaceutical and pharmaceutical industries. To establish base salary and bonus compensation levels, the Human Resources and Governance Committee studies, among other things, the competitive market environment, and reviews information published in the proxy circulars of other publicly listed biopharmaceutical and pharmaceutical companies having similar revenues, size and market capitalization. The Human Resources and Governance Committee also takes into consideration the Company’s own financial targets and past performance.

Elements of Compensation Program, Determination of Amounts for each Elements, Rationale for Amounts of each Element

The major elements of the Company’s executive compensation program are base salary, annual individual performance incentives (bonuses), and long-term incentives through the granting of stock options and common shares in relation to incentive compensation agreements. The Company’s executive compensation program aims at allocating 60% to incentive-based compensation and 40% to fixed remuneration. The compensation policies and guidelines for the Named Executive Officers (as defined herein) and other senior executives, other than the President and Chief Executive Officer, are recommended by the President and Chief Executive Officer and approved by the Human Resources and Governance Committee. The compensation for the President and Chief Executive Officer is recommended by the Human Resources and Governance Committee and approved by the Board.

Base Salary

Salaries for the Named Executive Officers and other senior executives are based on the experience and expertise of each executive. In normal times, the Company’s policy is for the total cash compensation of the Named Executive Officers and other senior executives, including compensation under the bonus plan, generally to be aligned with the 50th percentile.

During the 2018 financial year, the Human Resources and Governance Committee, with the assistance of the CEO and CFO, conducted an informal compensation review of publicly available data relating to peer biotechnology companies of comparable revenues, size and market capitalization. The Human Resources and Governance Committee compared the total compensation of the Named Executive Officers, including compensation under the bonus plan, with that of the executive officers of the identified peer companies to assess

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the reasonableness. The Company’s identified peer companies consisted of the following: Acasti Pharma Inc., Aeterna Zentaris Inc., Aptose Biosciences Inc., Arbutus BioPharma Corp., Fennec Pharmaceuticals Inc., IMV Inc., ProMIS Neurosciences Inc. and Xenon Pharmaceuticals Inc. (the “Peer Group”). Based on its review, the Human Resources and Governance Committee concluded that the compensation of some of the Named Executive Officers for 2018 was lower than those of the Peer Group. As such, in February 2019, the Board approved a 2019 base salary increase for François Desjardins, Vice President, Finance (12%) and Tony Matzouranis, Vice President, Business Development (20%).

In February 2019, the Board approved a salary adjustment for all employees, including the Named Executive Officers and other senior executives, taking into consideration changes in the cost of living in the province of Québec and in Canada, as well as recent independent compensation reports.

Performance Reward Program (Bonus Plan)

The Bonus plan is designed to recognize the contribution of the Named Executive Officers and the other senior executives to the Company’s key strategies. Bonuses are granted in accordance with the individual performance and the results of the scientific projects. Each senior executive of the Company is evaluated in the context of the annual performance review process. When and if the Company generates significant revenues from the sale of its products, sales and profits will also factor into the determination of annual performance bonuses, but such is not the case presently. The target bonus payment for Named Executive Officers (other than Mr. Bellini) is set at twenty-five percent (25%) of base salary. For 2018, Mr. Bellini was eligible to receive a cash bonus equal to 50% of his annual base salary, with the actual amount of the bonus paid depending upon the achievement of personal and corporate objectives reasonably established by the Board. In February 2019, the Board approved that going forward Mr. Bellini would be eligible to receive a cash bonus of up to 70% of his annual base salary, with the actual amount of the bonus paid depending upon the achievement of personal and corporate objectives reasonably established by the Board. The corporate objectives consist of both financial and business goals which are periodically reviewed by the Board.

Key Employee Stock Options Plan

The Company believes that the grant of stock options helps align management interest with the growth in shareholder value. In the past, senior executives of the Company, including the Named Executive Officers, have been provided with incentive to (a) advance the Company’s drug development programs towards commercialization and (b) enhance the market value of the Company’s Common Shares, through the granting of stock options to purchase Common Shares.

The number of stock options granted has been determined on the basis of the position of each senior executive. The Company allocates stock options to the Named Executive Officers based on the following criteria:

•	the then current market value of the underlying common shares;

•	the “Black-Scholes” value of the stock options (as referred to herein);

•	the number of stock options already granted to the applicable Named Executive Officer;

•	the exercise price of the previously granted stock options; and

•	whether and to what extent the grant will serve as a reasonable “retention incentive” to the Named Executive Officer.

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Option grants to Named Executive Officers and other senior executives are proposed by the President and Chief Executive Officer to the Human Resources and Governance Committee, which evaluates the proposal, including having regard to the number, vesting and exercise price of option grants previously awarded to each individual, before making a recommendation to the Board. The Human Resources and Governance Committee also reviews any changes proposed to the Plan under which option-based awards are granted before making a recommendation to the Board in respect of any amendments to the Plan.

Performance Graph

The outstanding Common Shares of the predecessor of the Company prior to the 2012 corporate reorganization began trading at the opening of business on June 22, 2000, on the TSX. The outstanding Common Shares began trading on a post-consolidated basis at the opening of business on May 29, 2012 on the TSX (BLU).

The following graph compares, as at the end of each year up to December 31, 2018, the cumulative total shareholder return on $100 invested in Common Shares on December 31, 2013, with the cumulative total shareholder return on the S&P/TSX Composite Index, assuming reinvestment of all dividends.

The trend shown by the above performance graph does not directly correlate to the compensation paid to the Named Executives Officers. The factors considered by the Company’s Human Resources and Governance Committee and Board in determining compensation matters, such as individual and company performance and demand for skilled professionals, may not be heavily influenced by the market price of the Common Shares. The shareholder return realized on the Common Shares is affected by a number of different factors, including the Company’s performance, general market conditions and economic conditions, some of which are discussed in the “Risk Factors” section of the Company’s Annual Information Form dated March 13, 2019, accessible through SEDAR at www.sedar.com. Many of these factors are beyond the control of the Company and the Named Executive Officers.

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Summary Compensation Table

The following table details the comparative compensation information for the three most recent financial years of the Company, for the Chief Executive Officer, the Vice President, Finance and the two other most highly compensated executive officers of the Company during the most recently completed fiscal year (collectively, the “Named Executive Officers”). The information includes the basic salary, the bonuses granted, the number of stock options granted, as well as all other compensation paid that is not mentioned elsewhere. This information has been provided with respect to the financial years ended December 31, 2018, December 31, 2017 and December 31, 2016.

Name and principal position	Year	Salary ($)	Share-Based Awards ($)	Option-Based Awards ($)	Non-equity Incentive Plan Compensation – Annual Incentive Plan ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Roberto Bellini President and Chief Executive Officer	2018	$364,140	NIL	$425,312 (1)	$182,070 (2)	N/A	$30,207	$1,001,729
	2017	$318,325 (3)	NIL	$219,772(4)	$214,200 (5)	N/A	$29,850	$782,147
	2016	$357,000	NIL	NIL	NIL	N/A	$29,850	$386,850
François Desjardins Vice President, Finance	2018	$187,569	NIL	$106,328 (1)	$46,892 (2)	N/A	$21,378	$362,167
	2017	$173,930 (3)	NIL	$64,639 (4)	$55,167 (5)	N/A	$21,195	$314,931
	2016	$183,891	NIL	NIL	NIL	N/A	$21,195	$205,086
Denis Garceau Senior Vice President, Drug Development	2018	$344,872	NIL	$141,771 (1)	$86,218 (2)	N/A	$29,244	$602,105
	2017	$301,481 (3)	NIL	$77,566 (4)	$101,433 (5)	N/A	$28,906	$509,386
	2016	$338,110	NIL	NIL	$22,500	N/A	$28,906	$389,516
Tony Matzouranis Vice President, Business Development	2018	$187,569	NIL	$120,505 (1)	$46,892 (2)	N/A	$21,378	$376,344
	2017	$173,930 (3)	NIL	$77,566 (4)	$55,167 (5)	N/A	$21,195	$327,858
	2016	$183,891	NIL	NIL	NIL	N/A	$21,195	$205,086

(1)	Stock options were granted on February 20, 2018, having an exercise price of $0.35. In determining the fair value of the option awards, the Black-Scholes model, an established methodology, was used, with the following weighted average assumptions:
(i)	Risk-free interest rate: 2.19%;
(ii)	Expected volatility in the market price of the shares: 99.92%;
(iii)	Expected dividend yield: 0%; and
(iv)	Expected life: 7 years.

Resulting fair value per option: $0.284.

(2)	This bonus was earned in 2018, but paid in cash in 2019.
(3)	In 2017, the Name Executive Officers’ base salary was temporarily reduced effective May 16, 2017. The temporary reduction ceased following the closing of the Company’s equity offering in December 2017.
(4)	Stock options were granted on March 23, 2017, having an exercise price of $0.30. In determining the fair value of the option awards, the Black-Scholes model, an established methodology, was used, with the following weighted average assumptions:
(i)	Risk-free interest rate: 1.15%;
(ii)	Expected volatility in the market price of the shares: 106.93%;
(iii)	Expected dividend yield: 0%; and
(iv)	Expected life: 7 years.

Resulting fair value per option: $0.259.

(5)	This bonus was earned in 2017, but paid in cash in 2018.

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Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table indicates for each of the Named Executive Officers all awards outstanding at the end of the 2018 financial year.

		Option-based Awards				Share-based Awards
Name	Number of Securities Underlying Unexercised Stock Options or Shares (#)	Stock Option or Share Exercise Price ($)	Stock Option Expiration Date	Value of Unexercised In-The-Money Stock Options (1) (2) ($)	Number of Shares or Units of Shares That Have Not Vested (#) as at December 31, 2018 (#)	Markets or Payout Value of Shares-Based Awards That Have Not Vested ($)	Markets or Payout Value of Vested Shares- Based Awards Not Paid Out or Distributed ($) (3)
Roberto Bellini President and Chief Executive Officer	1,500,000	$0.35	February 20, 2028	$1,005,000	1,500,000	N/A	N/A
	850,000	$0.30	May 23, 2027	$612,000	680,000	N/A	N/A
	103,000	$1.12	February 24, 2026	NIL	61,800	N/A	N/A
	1,600,000	$0.50	August 24, 2022	$832,000	NIL	N/A	N/A
	89,750.3 (4)	N/A	N/A	N/A	N/A	N/A	$98,239
François Desjardins Vice President, Finance	375,000	$0.35	February 20, 2028	$251,250	375,000	N/A	N/A
	250,000	$0.30	May 23, 2027	$180,000	200,000	N/A	N/A
	400,000	$0.50	August 24, 2022	$208,000	NIL	N/A	N/A
	2,146.2 (4)	N/A	N/A	N/A	N/A	N/A	$2,349
Denis Garceau Senior Vice President, Drug Development	500,000	$0.35	February 20, 2028	$335,000	500,000	N/A	N/A
	300,000	$0.30	May 23, 2027	$216,000	240,000	N/A	N/A
	550,000	$0.50	August 24, 2022	$286,000	NIL	N/A	N/A
	1,648.2 (4)	N/A	N/A	N/A	N/A	N/A	$1,804
Tony Matzouranis Vice President, Business Development	425,000	$0.35	February 20, 2028	$284,750	425,000	N/A	N/A
	300,000	$0.30	May 23, 2027	$216,000	240,000	N/A	N/A
	400,000	$0.50	August 24, 2022	$208,000	NIL	N/A	N/A

(1)	As at December 31, 2018, BELLUS Health Inc.’s closing stock price on the TSX was $1.02.
(2)	The value of the unexercised “in-the-money” stock options is calculated using the closing stock price on the TSX as at December 31, 2018, less the respective exercise price of the stock options. This value has not been, and may never be, realized. The actual gain, if any, will depend on the stock price on the dates, if any, on which the stock options are exercised.
(3)	Cash Value of DSUs as at December 31, 2018 is $1.0946 per unit.
(4)	DSUs vest immediately on the grant date. DSUs are redeemable only upon participant’s departure, until December 15 of the year following such departure.

Value Vested or Earned on Incentive Plan Awards During the Most Recently Completed Fiscal Year

The following table indicates for each of the Named Executive Officers the value on vesting of all awards and the bonus payout during the 2018 financial year.

Name	Option Awards - Value Vested During the Year on Vesting ($)	Share Awards - Value Vested During the Year on Vesting ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($) (1)
Roberto Bellini President and Chief Executive Officer	$51,000	N/A	$182,070
François Desjardins Vice President, Finance	$15,000	N/A	$46,892
Denis Garceau Senior Vice President, Drug Development	$18,000	N/A	$86,218
Tony Matzouranis Vice President, Business Development	$18,000	N/A	$46,892

(1)	Corresponds to the same amounts as disclosed in the “Summary Compensation Table” above.

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Termination and Change of Control Benefits

In case of termination in 2018, for reason other than for just cause or for good reason, and other than termination following a change of control of the Company, Mr. Roberto Bellini, Mr. Francois Desjardins, Dr. Denis Garceau and Mr. Tony Matzouranis are entitled, under their employment agreements, to lump sum payments of $394,347, $208,947, $374,116 and $208,947, respectively. Assuming termination on December 31, 2018, lump sum payments of $394,347, $208,947, $374,116 and $208,947 would have been made to each of Mr. Roberto Bellini, Mr. Francois Desjardins, Dr. Denis Garceau and Mr. Tony Matzouranis, respectively. Mr. Roberto Bellini, Mr. Francois Desjardins, Dr. Denis Garceau and Mr. Tony Matzouranis would have realized $954,400, $244,000, $329,200 and $251,200, respectively, on the exercise of vested stock options on December 31, 2018.

In case of termination in 2018 of the employment within 6 months following a change of control of the Company, each of Mr. Roberto Bellini, Mr. Francois Desjardins, Dr. Denis Garceau and Mr. Tony Matzouranis are entitled, under their employment agreements, to lump sum payments of $394,347, $208,947, $374,116 and $208,947, respectively. Assuming termination on December 31, 2018, following a change in control of the Company, lump sum payments of $394,347, $208,947, $374,116 and $208,947, would have been made to each of Mr. Roberto Bellini, Mr. Francois Desjardins, Dr. Denis Garceau and Mr. Tony Matzouranis, respectively. A change of control of the Company triggers the full vesting of all unvested stock options of the Company on an accelerated basis. Accordingly, Mr. Roberto Bellini, Mr. Francois Desjardins, Dr. Denis Garceau and Mr. Tony Matzouranis would have realized $2,449,000, $639,250, $837,000 and $708,750, respectively, on the exercise of stock options on December 31, 2018.

Compensation of Directors

The members of the Board of Directors are remunerated for services in their capacity as directors with cash compensation and stock options to acquire Common Shares.

Compensation of the members of the Board for the period from January 1 to February 20, 2018: The Chairman of the Board during this period received an attendance fee of $1,500 per meeting of the Board. Additionally, directors who served on committees of the Board were entitled to an attendance fee of $1,000 for every meeting of a Board committee.

Compensation of the members of the Board for the period from February 20, 2018 to December 31, 2018: Non-executive members of the Board during this period received an annual retainer fee of $45,000, with an additional retainer fee of $25,000 paid to the lead director. Additionally, directors who served on committees of the Board were entitled to additional fees, as follows: an annual retainer of $12,500 for the Chair of the Human Resources and Governance Committee, an annual retainer of $20,000 for the Chair of the Audit Committee and an annual retainer of $7,500 for each other committee member. During the 2018 financial year, the Human Resources and Governance Committee, with the assistance of the CEO and CFO, conducted a compensation review of publicly available data relating to peer biotechnology companies of comparable revenues, size and market capitalization. The Human Resources and Governance Committee compared the total compensation of the members of the Board of the Company with that of the members of the Board of the identified peer companies to assess the reasonableness. The Company’s identified peer companies consisted of the following: Acasti Pharma Inc., Aeterna Zentaris Inc., Aptose Biosciences Inc., Arbutus BioPharma Corp., Fennec Pharmaceuticals Inc., IMV Inc., ProMIS Neurosciences Inc. and Xenon Pharmaceuticals Inc. (the “Peer Group”). Based on its review, the Human Resources and Governance Committee concluded that the compensation of the members of the Board was reasonable for 2018.

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Summary Compensation Table for the financial year ended December 31, 2018: The following table provides details of the compensation of the non-executive members of the Board during the financial year ended December 31, 2018.

Name	Attendance Fees ($) (1)	Annual Fees ($) (2), (3)	Share-Based Awards ($)	Option-Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Dr. Francesco Bellini	$1,500	NIL	NIL	$70,885 (4)	N/A	N/A	$250,000 (5)	$322,385
Dr. Youssef L. Bennani	$1,000	$52,500	NIL	$42,531 (4)	N/A	N/A	N/A	$96,031
Franklin M. Berger	NIL	$52,500	NIL	$42,531 (4)	N/A	N/A	N/A	$95,031
Dr. Clarissa Desjardins	NIL	$45,000	NIL	$42,531 (4)	N/A	N/A	N/A	$87,531
Chau Q. Khuong (6)	NIL	$17,724	NIL	NIL	N/A	N/A	N/A	$17,724
Pierre Larochelle	$1,000	$97,500	NIL	$42,531 (4)	N/A	N/A	N/A	$141,031
Joseph Rus	$1,000	$65,000	NIL	$42,531 (4)	N/A	N/A	N/A	$108,531

(1)	Attendance fees were paid under the compensation effective from January 1 to February 20, 2018.
(2)	The 2018 annual fees were paid in cash or in the form of DSUs, at the director’s discretion. For directors who opted to receive DSUs, such DSUs were granted as follows:

Name	Date of payment	DSU unit price	Nb. of units allocated
Franklin M. Berger	May 31,2018	$0.5725	91,704
Dr. Clarissa Desjardins	May 31,2018	$0.5725	78,603
Chau Q. Khuong	January 11, 2019	$1.0457	16,950
Pierre Larochelle	May 31,2018	$0.5725	170,306

(3)	The fourth installment of the 2017 annual fees, included in the 2017 compensation, was paid in cash or in the form of DSUs, at the director’s discretion, on March 15, 2018. For directors who opted to receive DSUs, such DSUs were granted at a unit price of $0.4630 as follows:

Name	Nb. of units allocated
Dr. Clarissa Desjardins	24,299
Pierre Larochelle	52,647
Joseph Rus	17,549

(4)	Stock options were granted on February 20, 2018, having an exercise price of $0.35. In determining the fair value of the option awards, the Black-Scholes model, an established methodology, was used, with the following weighted average assumptions:
(i)	Risk-free interest rate: 2.19%;
(ii)	Expected volatility in the market price of the shares: 99.92%;
(iii)	Expected dividend yield: 0%; and
(iv)	Expected life: 7 years.

Resulting fair value per stock option: $0.284.

(5)	The Company has entered into a Consulting and Service Agreement with effect from January 1, 2010, with Picchio International providing for strategic advice on matters pertaining to the development and commercialization of pharmaceutical products to provide health solutions to address critical unmet needs. See “Interest of Informed Persons in Material Transactions and Management Contracts – Consulting and Service Agreement” in this Circular. This amount excludes reimbursement of reasonable expenses incurred in the proper conduct of the services as per the agreement.
(6)	Mr. Khuong was elected to the Board effective December 18, 2018.

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Outstanding Share-Based Awards and Option-Based Awards: The following table indicates all awards outstanding at the end of the 2018 financial year for each of the non-executive directors of the Company.

		Option-based Awards				Shares-based Awards
Name	Number of Securities Underlying Unexercised Stock Options or Shares (#)	Stock Option or Share Exercise Price ($)	Stock Option Expiration Date	Value of Unexercised In-The-Money Stock Options ($) (1) (2)	Number of Shares or Units of Shares That Have Not Vested as at December 31, 2018 (#)	Markets or Payout Value of Shares-Based Awards That Have Not Vested ($)	Markets or Payout Value of Vested Shares-Based Awards Not Paid Out or Distributed ($) (3)
Dr. Francesco Bellini	250,000	$0.35	February 20, 2028	$167,500	250,000	N/A	N/A
	150,000	$0.30	May 23, 2027	$108,000	120,000	N/A	N/A
	270,000	$0.50	August 24, 2022	$140,400	NIL	N/A	N/A
	102,131.1 (4)	N/A	N/A	N/A	N/A	N/A	$111,791
Dr. Youssef L. Bennani	150,000	$0.35	February 20, 2028	$100,500	150,000	N/A	N/A
	150,000	$0.30	May 23, 2027	$108,000	120,000	N/A	N/A
Franklin M. Berger	150,000	$0.35	February 20, 2028	$100,500	150,000	N/A	N/A
	100,000	$0.30	May 23, 2027	$72,000	80,000	N/A	N/A
	150,000	$0.50	August 24, 2022	$78,000	NIL	N/A	N/A
	91,704 (4)	N/A	N/A	N/A	N/A	N/A	$100,377
Dr. Clarissa Desjardins	150,000	$0.35	February 20, 2028	$100,500	150,000	N/A	N/A
	150,000	$0.42	November 7, 2027	$90,000	120,000	N/A	N/A
	102,902 (4)	N/A	N/A	N/A	N/A	N/A	$112,634
Pierre Larochelle	150,000	$0.35	February 20, 2028	$100,500	150,000	N/A	N/A
	100,000	$0.30	May 23, 2027	$72,000	80,000	N/A	N/A
	150,000	$0.50	August 24, 2022	$78,000	NIL	N/A	N/A
	245,037.2 (4)	N/A	N/A	N/A	N/A	N/A	$268,213
Joseph Rus	150,000	$0.35	February 20, 2028	$100,500	150,000	N/A	N/A
	100,000	$0.30	May 23, 2027	$72,000	80,000	N/A	N/A
	150,000	$0.50	August 24, 2022	$78,000	NIL	N/A	N/A
	17,549 (4)	N/A	N/A	N/A	N/A	N/A	$19,209

(1)	As at December 31, 2018, BELLUS Health Inc.’s closing stock price on the TSX was $1.02.
(2)	The value of the unexercised “in-the-money” stock options is calculated using the closing stock price on the TSX as at December 31, 2018, less the respective exercise price of the stock options. This value has not been, and may never be, realized. The actual gain, if any, will depend on the stock price on the dates, if any, on which the stock options are exercised.
(3)	Cash Value of DSUs as at December 31, 2018 is $1.0946 per unit.
(4)	DSUs vest immediately on the grant date. DSUs are redeemable only upon participant’s departure, until December 15 of the year following such departure.

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Value vested or earned on incentive plan awards during the most recently completed fiscal year:

The following table indicates for each of the non-executive directors of the Company, the value on vesting of all awards during the 2018 financial year.

Name	Option Awards - Value Vested During the Year on Vesting ($)	Share Awards - Value Vested During the Year on Vesting ($)	Non-Equity Incentive Plan Compensation - Value Earned During the Year ($)
Dr. Francesco Bellini	$9,000	N/A	N/A
Dr. Youssef L. Bennani	$9,000	N/A	N/A
Franklin M. Berger	$6,000	N/A	N/A
Dr. Clarissa Desjardins	$17,400	N/A	N/A
Chau Q. Khuong	N/A	N/A	N/A
Pierre Larochelle	$6,000	N/A	N/A
Joseph Rus	$6,000	N/A	N/A

Compensation Governance

Among other things, the Human Resources and Governance Committee is responsible for assisting the Board in discharging its oversight responsibilities relating to human resources and executive compensation, including by assisting the Board in determining appropriate compensation for the Company’s directors and executive officers.

The mandate of the Human Resources and Governance Committee includes reviewing the compensation arrangements for the Company’s employees, including executive officers and directors, and making recommendations to the Board with respect to such compensation arrangements, as well as making recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans and overseeing succession planning. Moreover, the Human Resources and Governance Committee is responsible for reviewing and recommending to the Board the levels of compensation of the CEO and the officers reporting to the CEO, as well as reviewing the objectives of the CEO and assessing his performance in respect of such assessment. The Human Resources and Governance Committee is also responsible for reviewing the adequacy and forms of compensation, director compensation and the review of the executive compensation disclosure of the issuer.

The current members of the Human Resources and Governance Committee are Mr. Joseph Rus (Chair), Mr. Pierre Larochelle and Dr. Youssef L. Bennani. Mr. Joseph Rus, Mr. Pierre Larochelle and Dr. Youssef L. Bennani are all independent directors. The members of the Human Resources and Governance Committee were selected according to their experience and their knowledge of matters to be dealt with by the Human Resources and Governance Committee.

Each member of the Human Resources and Governance Committee has direct experience that is relevant to his responsibilities in executive compensation, as well as the skills and experience necessary to enable him to make decisions as to the suitability of the Company’s policies and practices. More specifically, each committee member has held a number of executive management roles, in most cases as president of companies, where the human resources department was reporting to them. In addition, each committee member has financial skills relating to management compensation. In connection with their various responsibilities, all of these directors have also implemented and managed compensation policies and practices, including with respect to wage policies, components of management compensation, succession plans and share-based incentive programs.

The Board has adopted a charter of the Human Resources and Governance Committee which clearly establishes the Human Resources and Governance Committee’s purpose, responsibilities, member qualifications,

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member appointment and removal, structure, operations and manner of reporting to the Board. The charter also provides authority to the Human Resources and Governance Committee to engage an outside advisor, if necessary.

No compensation consultant or advisor was retained by the Company to assist the Human Resources and Governance Committee on any matters during the financial year ended December 31, 2018.

The Human Resources and Governance Committee reviews compensation policies and practices of the Company taking into account risks associated with these policies and practices. The Human Resources and Governance Committee has not identified risks associated with the Company’s compensation policies which could have material adverse consequences on the Company. The risks and uncertainties which may have material adverse consequences on the Company are disclosed in the Company’s public filings, including the Company’s Annual Information Form. None of these risks relates to compensation policies and practices of the Company.

Although the Company has not adopted a policy forbidding Named Executive Officers and directors from purchasing financial instruments relating to the Company’s shares, the Company is not aware of any insider having entered into this type of transaction.

Equity Compensation Plans

Stock Option Plan

The Company may grant, under the Plan, together with any Common Shares reserved for issuance under any other security-based compensation arrangement, up to 12.5% of the issued and outstanding Common Shares. As at March 13, 2019, the total number of Common Shares issued under the Plan and issuable under outstanding stock options granted under the Plan and the percentage of the Company’s issued and outstanding Common Shares represented by such shares, was as follows:

Common Shares issued under the Plan	Common Shares issuable under outstanding stock options
NIL (0%)	15,238,000 (9.6%)

As at March 13, 2019, 4,506,522 stock options were available for grants under the Plan, representing approximately 2.9% of issued and outstanding Common Shares as at such date.

The following table outlines the burn rate for the Plan for the past three years as of December 31, 2018:

Description	2018	2017	2016
The burn rate is calculated by dividing the number of stock options granted under the Plan during a fiscal year, by the weighted average number of shares outstanding for the fiscal year	3.6%	4.2%	0.2%

Pursuant to the Plan, stock options may be granted to directors, officers, employees, consultants and members of the Scientific Advisory Board (if any) of the Company or any affiliate thereof, and the number of Common Shares subject to each stock option, the expiration date of each stock option, the extent to which each stock option is exercisable from time to time during its term and other terms and conditions relating to each such stock option shall be determined by the Human Resources and Governance Committee and be subject to approval by the Board, provided, however, that if no specific determination is made by the Human Resources and Governance Committee with respect to any of the foregoing matters, each stock option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

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(a)	the period during which a stock option shall be exercisable shall be 10 years from the date of the grant; and

(b)	the optionee may take up and pay for not more than 20% of the Common Shares covered by the stock option after the expiration of each one-year period in arrears from the date of the grant; provided, however, that if the number of Common Shares taken up under the stock option after the expiration of each one-year period is less than 20% of the Common Shares covered by the stock option, the optionee shall have the right, on a cumulative basis, at any time or from time to time during the remainder of the term of the stock option, to purchase such number of Common Shares subject to the stock options that were purchasable, but not purchased by such optionee, after the expiration of each such one-year period.

The purchase price for Common Shares granted under stock options is determined by the Human Resources and Governance Committee but shall not be less than the volume weighted average trading price for such Common Shares for the five days preceding the effective date of grant during which the Common Shares were traded on the TSX. In no event may the term of any stock option exceed 10 years from the date of the grant of the stock option. A stock option is personal to the optionee and is non-assignable.

The Plan provides for the following limitations on the number of Common Shares issuable thereunder:

(a)	the aggregate number of Common Shares reserved for issuance at any time to any one optionee shall not exceed 5% of the number of Common Shares of the Company outstanding on a non-diluted basis at such time, less the total of all shares reserved for issuance to such optionee pursuant to any other share compensation arrangement of the Company and its affiliates;

(b)	the aggregate number of Common Shares issuable (or, reserved for issuance) to insiders of the Company and its affiliates under the Plan and any other share compensation arrangement of the Company and its affiliates, cannot at any time exceed 10% of the issued and outstanding Common Shares; and

(c)	the aggregate number of Common Shares issued to insiders under the Plan and any other share compensation arrangement of the Company and its affiliates, within a one-year period, cannot exceed 10% of the issued and outstanding Common Shares.

Subject to any express resolution passed by the Board or the Human Resources and Governance Committee with respect to a stock option, a stock option, and all rights to purchase Common Shares pursuant thereto, shall expire and terminate immediately upon an optionee ceasing to be a director, full-time employee, consultant or member of the Scientific Advisory Board of the Company and its affiliates. For greater certainty, the optionee shall not lose any rights to any stock options granted pursuant to the Plan if he/she changes positions within the Company and its affiliates so long as he/she remains eligible. If, before the expiry of a stock option, in accordance with the terms thereof, the employment of the optionee by the Company and its affiliates terminates for any reason whatsoever other than termination by the Company and its affiliates for cause, but including termination by reason of the death of the optionee, such stock option may, subject to the terms thereof and any other terms of the Plan, be exercised, if the optionee is deceased, by the legal personal representative(s) of the estate of the optionee during the first three months following the death of the optionee, or if he/she is alive, by the optionee, at any time within three months of the date of termination of the employment of the optionee (but in either case prior to the expiry of the option in accordance with the terms thereof), but only to the extent that the optionee was entitled to exercise such stock option at the date of the termination of his employment.

Notwithstanding any vesting period determined by the Board in respect of any stock option granted to an optionee at any time, the Board may, upon written notice to all the optionees, provide that all or a portion of the then vested or unvested stock options held by such optionees will become exercisable in full as of a specified time prior to the consummation of an Acquisition Event (as defined below) and that all or a portion of the stock options (whether or not vested) will terminate immediately prior to the consummation of such Acquisition Event,

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except to the extent exercised by the optionees before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Common Shares will receive upon consummation thereof a cash payment for each Common Share surrendered pursuant to such Acquisition Event (the “Acquisition Price”), then the Board may instead provide in such notice that all or a portion of the outstanding vested or unvested (or both) stock options shall terminate upon consummation of such Acquisition Event and that each optionee shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of Common Shares subject to such outstanding stock options (whether or not then vested), exceeds (B) the aggregate exercise price of such stock options. For the purposes thereof, “Acquisition Event” shall mean any transaction or series of transactions after which a Person (or a related group of Persons) owns at least 50.1% of the Common Shares; and “Person” shall mean any individual, corporation or company, partnership, joint venture, syndicate, sole proprietorship, trust, trustee, executor, administrator or other legal representative or an unincorporated organization, government or governmental authority or entity.

Notwithstanding anything contained to the contrary in the Plan, or in any resolution of the Board in the implementation thereof, the Board may, by resolution, and with the approval of the TSX, approve, at the election of optionees who cease to be directors of the Company upon application of the mandatory retirement policy adopted by the Board from time to time, either:

(a)	the acceleration of the date upon which any unvested stock option may vest, and therefore be exercisable by such optionees, subject always to the three-month period for exercise set forth in the Plan; or

(b)	notwithstanding the three-month period for exercise set forth in the Plan, the extension of the period for the exercise by such optionees of such stock options as are vested, and therefore are exercisable by such optionees, on the date at which such optionee has ceased to be a director of the Company from the three-month period for exercise set forth in the Plan to twelve months from the date at which any such optionee has ceased to be a director of the Company.

The election referred to above shall be made in writing to the Company no later than the date upon which such optionees cease to be directors of the Company upon application of the mandatory retirement policy. The Board shall not, in the event of any such election, be under any obligation to accelerate the date, or extend the exercise period, in accordance with which any stock option may be exercised by any other optionee.

The Plan provides that the Board may amend or discontinue the Plan at any time without notice or approval from the shareholders of the Company or any optionee, for any purpose whatsoever, including, without limitation for the purpose of:

(a)	amendments of a “housekeeping” nature, which include, without limitation, amendments to ensure continued compliance with applicable laws, regulations, rules or policies of any regulatory authority and amendments to remove any ambiguity or to correct or supplement any provision contained in the Plan which may be incorrect or incompatible with any other provision of the Plan;

(b)	a change to the vesting provisions of a stock option of the Plan;

(c)	a change to the termination provisions of a stock option or the Plan which does not entail an extension beyond the original expiration date; and

(d)	the addition of a cashless exercise feature payable in cash or securities which provides for a full deduction of the number of underlying Common Shares from the number of Common Shares reserved for issuance under the Plan;

22

provided, however, that no such amendment may increase the maximum number of Common Shares issuable pursuant to the Plan, change the manner of determining the minimum Option Price (as defined in the Plan), alter the stock option exercise period following the expiration of the Blackout Period (as defined in the Plan) or, without the consent of the optionee, adversely alter or impair any stock option previously granted to an optionee under the Plan.

The Plan also provides that (i) a reduction in the Option Price, (ii) an extension of the expiration date of an outstanding stock option, (iii) any amendment to the definition of “Eligible Person” under the Plan, or (iv) any amendment which would permit stock options to be transferable or assignable other than for normal estate settlement purposes, may not be made without the approval of the shareholders of the Company (excluding the votes of securities held directly or indirectly by insiders benefiting from the amendment), provided that: (x) an adjustment to the Option Price pursuant to Article 9 of the Plan and (y) an extension of the expiry date pursuant to Section 5.6 of the Plan, in each case subject to any applicable regulatory requirements, shall not require approval of the shareholders of the Company.

The Plan provides that if the term of a stock option of any eligible person under the Plan expires during or within 10 business days of the expiration of a Blackout Period (as defined in the Plan), then the term of the stock option or the unexercised portion thereof, shall be extended by 10 business days after the expiration of the Blackout Period.

The Plan also provides that the Company may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, following a stock option exercise, if the underlying Common Shares issuable are not to be sold on the optionee’s behalf by the Company, the optionee must, in addition to following the procedures set out elsewhere in the Plan, and as a condition of exercise: (i) deliver a certified cheque, wire transfer or bank draft payable to the Company for the amount determined by the Company to be the appropriate amount on account of such taxes or related amounts; or (ii) otherwise ensure, in a manner acceptable to the Company (if at all) in its sole and unfettered discretion, that the amount will be securely funded; and must in all other respects follow any related procedures and conditions imposed by the Company. In the event of an exercise pursuant to which Common Shares issuable to the optionee are to be sold on the optionee’s behalf, the Company shall deduct from any proceeds payable to the optionee any and all amounts necessary to satisfy the Company’s withholding and/or remittance obligations under applicable law.

The anti-dilution provisions of the Plan adjust the exercise price and, in some cases, the amount of underlying shares that may be subscribed, in the event of five (5) scenarios: (1) a reorganization of the share-capital; (2) an issuance of rights, stock options or warrants to all or substantially all of the shareholders to subscribe for or purchase shares at a price per share that is less than 95% of the market price per share; (3) a payment or issuance of a special dividend in cash or in kind; (4) an issuer bid where the consideration per share exceeds the market price per share; and (5) other events affecting the shareholders where an optionee has exercised his/her stock options after the effective date of such event.

Deferred Share Unit Plans

Effective January 1, 2007, the Company adopted a deferred share unit plan for directors and a deferred share unit plan for designated employees (the “DSU Plans”) pursuant to which members of the Board may, on an annual basis, elect to receive 100% of their Board retainer in the form of DSUs and designated employees may elect to receive all or any part of their annual bonus in the form of DSUs. The DSUs are redeemable once a Board member is no longer a member of the Board or a designated employee no longer employed by the Company, and vest immediately upon being granted to such persons. Upon redemption, the value of the DSUs credited to a Board member or designated employee will be based on the value of the Common Shares as at that

23

date, as adjusted pursuant to the terms of the DSU Plans, and will be payable to such Board member or designated employee in a lump sum cash payment, subject to applicable withholding taxes.

On December 31, 2018, each DSU had a cash value of $1.0946.

Securities Authorized for Issuance under Equity Compensation Plans

The following table indicates the number of Common Shares to be issued upon the exercise of stock options outstanding as at March 13, 2019, the weighted average exercise price of such outstanding stock options and the number of Common Shares remaining for future issuance under the Plan.

Plan Category	Number of Common Shares to be issued upon exercise of outstanding stock options	Weighted-average exercise price of outstanding stock options ($)	Number of Common Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	15,238,000	$0.60	4,506,522
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	15,238,000	$0.60	4,506,522

Indebtedness of Directors and Executive Officers

No officers, directors, employees or former officers, directors and employees of the Company were indebted to the Company as at March 13, 2019.

PART 4.

REPORT ON CORPORATE GOVERNANCE AND OTHER ITEMS

“Corporate governance” is the process and structure used to direct and manage the business and affairs of the Company to achieve the shareholders’ objectives. The CSA has adopted National Policy 58-201 – Corporate Governance Guidelines (the “Guidelines”) to provide guidance to Canadian reporting issuers regarding corporate governance. The Guidelines relate to a number of significant governance issues, including the proper role of the board of directors, its structure and composition and its relationship with shareholders and management. The CSA has also adopted National Instrument 58-101 – Disclosure of Corporate Governance Practices requiring that disclosure be made by a listed corporation of its corporate governance practices. A complete description of the Company’s corporate governance practices, with specific references to each of the Guidelines, is attached hereto as Schedule “B”. The Human Resources and Governance Committee, currently composed of Mr. Joseph Rus (Chair), Mr. Pierre Larochelle and Dr. Youssef L. Bennani, has reviewed the disclosure set out in Schedule “B”.

The Human Resources and Governance Committee continues to periodically review corporate governance proposals made by the CSA. As new standards become effective, the Human Resources and Governance Committee will review and amend, where necessary and appropriate, its corporate governance practices and the eligibility of the members of the Board on each committee and shall, if necessary, make appropriate changes.

The following is a description of the current committees of the Board:

Committees of the Board

Audit Committee

The mandate of the Audit Committee includes assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, accounting and financial reporting processes, system of internal controls over

24

financial reporting and audit process, (ii) the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements so far as they may relate to matters of financial reporting, (iii) the independent auditors’ qualifications, independence and performance, and (iv) the performance of the Company’s internal audit function (if any). The current members of the Audit Committee are Mr. Pierre Larochelle (Chair), Mr. Franklin M. Berger and Mr. Joseph Rus.

Additional information regarding the Audit Committee can be found under the heading “Audit Committee” in the Company’s Annual Information Form for the year ended December 31, 2018 (the “Annual Information Form”).

Human Resources and Governance Committee

Compensation Matters: The mandate of the Human Resources and Governance Committee includes reviewing the compensation arrangements for the Company’s employees, including executive officers and directors, and making recommendations to the Board with respect to such compensation arrangements, as well as making recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans and overseeing succession planning.

Governance Matters: The mandate of the Human Resources and Governance Committee is also to develop and recommend to the Board a set of corporate governance principles and to prepare and review the disclosure with respect to, and the operation of, the Company’s system of corporate governance, before such disclosure is submitted to the Board for its approval. The Human Resources and Governance Committee is responsible for the review and periodic update of the Company’s corporate governance mandates, charters, policies and procedures, including its Code of Ethics which governs the conduct of the Company’s directors, officers and other employees. Moreover, the Human Resources and Governance Committee is mandated to examine, on an annual basis, the size and composition of the Board and, if appropriate, recommend to the Board a program to establish a Board comprised of members who facilitate effective decision-making.

Human Resources Matters: Finally, the Human Resources and Governance Committee shall also identify individuals qualified to become members of the Board, recommend to the Board nominees to be put before shareholders at each annual meeting and recommend to the Board a process for board, committee and director assessment. In fulfilling its responsibilities to identify nominees to the Board, the Human Resources and Governance Committee comes up with the names of individuals it believes represent potentially suitable candidates and also solicits names of other potentially suitable candidates from the other members of the Board of Directors and also from management of the Company. It then looks at the qualifications and qualities of each in light of the needs of the Board of Directors and the Company and bases its recommendation to the Board on this basis.

The current members of the Human Resources and Governance Committee are Mr. Joseph Rus (Chair), Mr. Pierre Larochelle and Dr. Youssef L. Bennani.

Communications, Insider Trading, Confidential Information and Disclosure Policies

The Board is committed to an effective communications policy with all stakeholders including shareholders, suppliers, advertisers, employees, agents and members of the investment community. The Company is committed to complying with all laws, regulations and policies which are applicable to it, as well as to best practices in the field. This commitment is evidenced, notably, by the adoption by the Company of a Disclosure and Trading Policy.

The Audit Committee or the Board reviews in advance all press releases which disclose financial results. Other continuous disclosure documents, including, without limitation, the annual report, proxy materials and Annual Information Form are reviewed by members of the Company’s Disclosure Committee and, where appropriate, the Board and, where required, these documents are also approved by the Board.

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Interest of Informed Persons In Material Transactions and Management Contracts

Consulting and Service Agreement

The Company has entered into a Consulting and Service Agreement with effect from January 1, 2010, with Picchio International providing for strategic advice on matters pertaining to the development and commercialization of pharmaceutical products to provide health solutions to address critical unmet needs. Under the terms of that agreement Picchio International has assigned primary responsibility for providing such services to Dr. Francesco Bellini. For the services, monthly fees of $20,833, plus applicable taxes, are paid, and Picchio International is reimbursed for its reasonable expenses incurred in the proper conduct of the services. The Consulting and Services Agreement automatically renews for successive one-year terms, unless one party advises the other party of its intention not to renew by October 1 of the current year. During the fiscal period ended December 31, 2018, Picchio International received an aggregate amount of $381,000 under the Consulting and Services Agreement.

The Consulting and Services Agreement was automatically renewed for a one-year period, commencing on January 1, 2019.

2019 Shareholder Proposals

Shareholder proposals must be submitted no later than December 14, 2019, to be considered for inclusion in the Management Information Circular for the purposes of the Company’s 2020 annual meeting of shareholders.

Additional Information

Financial information is provided in the Company’s audited financial statements and management's discussion and analysis for its most recently completed financial year. Copies of these documents and additional information relating to the Company are available on SEDAR at www.sedar.com.

Approval by Directors

The contents of the Circular and the sending thereof have been approved by resolution of the Board.

DATED at Montréal, Québec, Canada, March 13, 2019.

(signed) Sébastien Roy
Corporate Secretary

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SCHEDULE “A”

SHARE CONSOLIDATION RESOLUTION

be and it is hereby resolved, as a special resolution that:

1.	pursuant to the Canada Business Corporations Act (the “CBCA”), the articles of BELLUS Health Inc. (the “Company”) be amended to consolidate all of the issued and outstanding common shares (the “Common Shares”), such that the trading price of the post-consolidation Common Shares is between US$5.00 and US$7.50 per post-consolidation Common Share calculated based on the five-day volume weighted average trading price of the Common Shares, effective as at the discretion of the board of directors of the Company (the “Board”);

2.	the Board be and is hereby authorized to revoke, without further approval of the shareholders, this special resolution at any time prior to the completion thereof, notwithstanding the approval by the shareholders of same, if determined, in the Board’s sole discretion to be in the best interest of the Company; and

3.	any director or officer of the Company is hereby authorized to execute or cause to be executed and to deliver or cause to be delivered, all such certificates, instruments, agreements, notices and other documents and to do or cause to be done all such other acts and things as such director or officer may determine to be necessary or desirable in order to carry out the intent of this resolution, including but not limited to, the filing of articles of amendment under the CBCA, such determination to be conclusively evidenced by the execution and delivery of such documents and other instruments or the doing of any such act or thing.

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SCHEDULE “B”

CORPORATE GOVERNANCE PRACTICES

This Schedule provides a detailed comparison of the Company’s governance practices with the Guidelines. All capitalized terms used but not defined in this Schedule shall have the meanings ascribed thereto in the Circular.

Governance Disclosure Guideline under NI 58-101	The Company’s Governance Procedures
A. Directors
1. The board should have a majority of independent directors.	The Board currently consists of a majority of independent directors as, of the eight directors currently serving on the Board, six are considered independent, namely Dr. Youssef L. Bennani, Mr. Franklin M. Berger, CFA, Dr. Clarissa Desjardins, Mr. Chau Q. Khuong, Mr. Pierre Larochelle and Mr. Joseph Rus. Dr. Francesco Bellini, O.C. and Mr. Roberto Bellini are not independent directors.

Pursuant to the 2009 Board Representation Agreements, each of VSVI and Rocabe is entitled to cause up to two nominees to be included in the list of management nominees to be proposed for election to the Board at each shareholders’ meeting occurring following the date thereof. Mr. Larochelle is the nominee of VSVI and Dr. F. Bellini is the nominee of Rocabe. See “Election of Directors” on pages 6 and 7 of the Circular.

Pursuant to the 2018 Board Representation Agreement, OrbiMed is entitled to cause one nominee to be included in the list of management nominees to be proposed for election to the Board at each shareholders’ meeting occurring following the date thereof. Mr. Chau Q. Khuong is the nominee of OrbiMed. See “Election of Directors” on pages 6 and 7 of the Circular.

During the year ended December 31, 2018, Dr. Francesco Bellini, O.C., Chairman of the Board was not an independent director because of his relationship with Mr. Roberto Bellini, the current Chief Executive Officer (the “CEO”). Mr. Roberto Bellini was not independent because, as CEO, he is a member of the management of the Company.

Regarding the persons proposed by management to be nominated for election as directors at the Meeting, a majority are considered independent. The nominees considered independent are: Dr. Youssef L. Bennani, Mr. Franklin M. Berger, CFA, Dr. Clarissa Desjardins, Mr. Chau Q. Khuong, Mr. Pierre

B-1

Governance Disclosure Guideline under NI 58-101	The Company’s Governance Procedures
Larochelle and Mr. Joseph Rus. Dr. Francesco Bellini, O.C., the Chair of the Board of Directors, is not an independent director because of his relationship with Mr. Roberto Bellini, the current CEO. Mr. Roberto Bellini, the current CEO, is not an independent director as he is a member of the management of the Company.
2. If a director is presently a director of any other reporting issuer, identify both the director and the other issuer.	A table identifying which directors are also directors of other reporting issuers is included on page 9 of the Circular.
3. The Chair of the board should be an independent director.

The Chair of the Board, Dr. Francesco Bellini, O.C., is not an independent director. Given its current stage of development and the controls in place, the Board is of the opinion that it is in the best interests of the Company and its shareholders to have Dr. Francesco Bellini, O.C., continue to act as Chair of the Board.

Mr. Pierre Larochelle acts as lead director. The lead director is the representative of the independent directors to the Board. He provides leadership to ensure that the Board’s agenda will enable it to successfully carry out its duties and leads meetings of the independent directors, as described below.

4. The independent directors should hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance.	The independent directors hold regular meetings at which non-independent directors and members of management are not in attendance, usually after regularly scheduled meetings of the Board. A record of attendance of each independent director at such meetings held in the fiscal year ended December 31, 2018, is included on page 8 of the Circular.
5. The attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year should be disclosed.	A record of attendance of each director at Board and Board Committee meetings held since the beginning of the Company’s most recently completed financial year is included on page 8 of the Circular.
B. Mandate of the Board of Directors
6. The board should adopt a written mandate in which it explicitly acknowledges responsibility for the stewardship of the issuer.	The Board has explicitly assumed responsibility for the stewardship of the Company in a formal Mandate of the Board of Directors, which was revised and reconfirmed in February 2010. This Mandate is regularly reviewed and is attached herewith as Schedule “C”.
C. Position Descriptions
7. The board should develop clear position descriptions for the Chair of the board and the Chair of each board committee. In addition, the board should develop a clear position	The Board of Directors has adopted Terms of Reference for its Chair, for its lead director, for the Chair of the Audit Committee, for the Chair of the Human Resources and Governance Committee as

B-2

Governance Disclosure Guideline under NI 58-101	The Company’s Governance Procedures
description for the president and CEO. The board should also develop or approve the goals and objectives that the president and CEO must meet.	well as for the CEO. The Mandate of the Board of Directors, along with the charters of the committees, set forth the roles and responsibilities of the Board of Directors and its committees and guide the Chair of the Board and the Chairs of each committee in discharging their own responsibilities. The Board of Directors also periodically discusses with the CEO his role and responsibilities, as well as his goals and objectives.
D. Orientation and Continuing Education

8. The board should ensure that all new directors receive a comprehensive orientation. All new directors should understand the nature and operation of the issuer’s business.

The board should provide continuing education opportunities for all directors.

The Human Resources and Governance Committee has the mandate, explicitly documented in its Charter, to consider the appropriateness of implementing, from time to time and as appropriate, orientation and continuing education for directors.

Directors receive comprehensive packages prior to each Board and committee meeting, and are regularly briefed by management on the business and activities of the Company.

Further, the directors also receive a comprehensive binder setting out all of the Company’s corporate governance mandates, charters, policies, practices and procedures, together with copies of relevant legislation and regulations, and informational updates and analyses provided to the public by external legal advisors relating to corporate governance matters. This binder is updated periodically, as necessary.

The directors have discussed with management the development of a program of continuing education on the Company’s ongoing development programs aimed at helping each director participate actively in decisions relating to the Company’s ongoing and future development programs. In light thereof, the Company’s management provides regular briefings to the Board regarding the Company’s ongoing development programs.

E. Ethical Business Conduct
9. The board should adopt a written code of business conduct and ethics. The code should be applicable to directors, officers and employees of the issuer.	The Company has adopted a written code of ethics. This code is available through SEDAR at www.sedar.com. All directors, officers and employees of the Company are provided with a copy of the code of ethics.
10. The board should be responsible for monitoring compliance with the code. Any waivers from the code that are granted for the benefit of the issuer’s directors or executive officers should be granted by the board (or a	The Human Resources and Governance Committee is responsible for monitoring compliance with the Company's code of ethics. The Board has not granted any waiver from the code of ethics in favour of any director or executive officer of the Company in the

B-3

Governance Disclosure Guideline under NI 58-101	The Company’s Governance Procedures
board committee) only.	fiscal year ended December 31, 2018.
11. The board must ensure that directors exercise independent judgment in considering transactions and agreements in which a director or executive officer has a material interest.

The code of ethics of the Company provides that each director, officer or employee, including in particular senior financial officers, (collectively the “Designated Individuals”) of the Company and its subsidiary must avoid any conflict, or perception of conflict, between his or her personal interests and the interests of the Company in transacting the Company’s business. All actions and decisions by Designated Individuals in the performance of work must be based on impartial and objective assessments of the Company’s interests in the situation, totally without regard to any gifts, favours, or similar benefits from outside parties that could affect (or be seen by others to possibly affect) their judgment. Any gift, loan to or guarantee of obligation of, or benefit of any kind that has a value in excess of $400 must be approved by the Vice President, Finance or, in his absence, the President and Chief Executive Officer the Company.

The code of ethics also provides that no Designated Individual shall have any financial interest or position with any entity that transacts business with or competes with the Company other than the ownership of a minor percentage of shares in a public company without immediately disclosing these interests and obtaining the approval of the Vice President, Finance or, in the case of directors or officers, the Board.

12. The board must take steps to encourage and promote a culture of ethical business conduct.	The Board is committed to encouraging and promoting a culture of ethical business conduct and integrity throughout the Company. In order to achieve this objective, and in addition to the implementation, monitoring and enforcement of the Company’s code of ethics, the Board has adopted an anonymous complaints procedure for accounting, auditing and scientific matters to ensure that there will be no retaliation against Designated Individuals who have complaints in these respects.
F. Nomination of Directors
13. The board should appoint a nominating committee composed entirely of independent directors.	The Human Resources and Governance Committee is responsible for identifying nominees to the Board for election as directors. The Human Resources and Governance Committee is composed entirely of independent directors. In fulfilling its responsibilities to identify nominees to the Board, the Human Resources and Governance Committee comes up with the names of individuals it believes represent potentially suitable candidates and also solicits names of other potentially suitable candidates from the other

B-4

Governance Disclosure Guideline under NI 58-101	The Company’s Governance Procedures
members of the Board of Directors and also from management of the Company. It then looks at the qualifications and qualities of each in light of the needs of the Board of Directors and the Company and bases its recommendation to the Board on this basis.
14. The nominating committee should have a written charter that clearly establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure, operations and manner of reporting to the board. In addition, the nominating committee should be given authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties.	The Board has adopted a charter of the Human Resources and Governance Committee which clearly establishes the Human Resources and Governance Committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure, operations and manner of reporting to the Board. The charter also provides authority to the Human Resources and Governance Committee to engage outside advisors, if necessary.
15. Prior to nominating or appointing individuals as directors, the board should adopt a process involving the following steps: consider what competencies and skills the board, as a whole, should possess and assess what competencies and skills each existing director possesses.

The Board is composed of directors with a variety of backgrounds, skills and experience. The Human Resources and Governance Committee is responsible for identifying and recommending to the Board individuals qualified to become board members.

From time to time and as appropriate, the Human Resources and Governance Committee reviews the credentials of nominees to the Board, and assesses the existing strengths of the Board as well as the changing needs of the Company, to determine whether changes may be required to the composition of the Board to add value to the Company. The former Nominating and Corporate Governance Committee, which merged into the Human Resources and Governance Committee in 2017, undertook the most recent evaluation of the performance and effectiveness of the Board through an evaluation and discussions in March 2015.

16. The board should consider the appropriate size of the board, with a view to facilitating effective decision-making by the board.	The Board presently consists of eight directors with a variety of backgrounds. Its size and composition are subject to periodic review of the Human Resources and Governance Committee.
17. The nominating committee should be responsible for identifying individuals qualified to become new board members and recommending to the board the new director nominees for the next annual meeting of shareholders.	The Human Resources and Governance Committee is responsible for identifying and recommending to the Board new candidates for election and for filling director vacancies.
18. In making its recommendations, the nominating committee should consider the competencies and skills that the board considers to be necessary for the board, as a whole, to possess and those that the board	As described above, the Human Resources and Governance Committee ensures that the composition of the Board is such that the required competencies and skills are represented on the Board and that the nominees make up a competent team which can carry

B-5

Governance Disclosure Guideline under NI 58-101	The Company’s Governance Procedures
considers each existing director and new nominee to possess.	out the Mandate of the Board and add value to the Company.
19. The board should consider the representation of women on the board and in executive positions.	The Board is mindful of diversity within its ranks and in executive positions. While the Board has not, at this stage, considering its size and stage of development, adopted a written diversity policy or set a target number of women directors or executive officers, the Board and the Company do seek to include gender diversity within their ranks and consider the representation of women in the identification and selection of directors and executive officers; experience and expertise, at this stage of development of the Company, are the key elements, however, in the identification and the selection of directors and executive officers. One of the eight (13%) proposed nominees to the Board is a woman. The Company has four full-time executive officers, none of which is a woman; however, the Company has historically had a number of women executives in its ranks.
G. Compensation
20. The board should appoint a compensation committee composed entirely of independent directors.	The Human Resources and Governance Committee is responsible for assisting the Board in discharging its oversight responsibilities relating to, among other things, executive compensation. The Human Resources and Governance Committee is composed entirely of independent directors.
21. The compensation committee should have a written charter that establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure, operations and the manner of reporting to the board. In addition, the compensation committee should be given authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties.	The Board has adopted a charter of the Human Resources and Governance Committee which clearly establishes its purpose, responsibilities, member qualifications, member appointment and removal, structure, operations and manner of reporting to the Board. The charter also provides authority to the Human Resources and Governance Committee to engage outside advisors, if necessary.
22. The compensation committee should be responsible for: reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those corporate goals and objectives, and determining (or making recommendations to the board with respect to) the CEO’s compensation level based on this evaluation; making recommendations to the board with respect to non-CEO officer and director compensation, incentive-compensation plans and equity-based plans	The Human Resources and Governance Committee is responsible for reviewing and recommending to the Board the levels of compensation of the CEO and the officers reporting to the CEO, as well as reviewing the objectives of the CEO and assessing his performance in respect of such assessment. The Human Resources and Governance Committee is also responsible for reviewing the adequacy and forms of compensation, director compensation and the review of the executive compensation disclosure of the issuer.

B-6

Governance Disclosure Guideline under NI 58-101	The Company’s Governance Procedures
and reviewing executive compensation disclosure before the issuer publicly discloses this information.
23. If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.	No compensation consultant or advisor was retained by the Company to assist the Human Resources and Governance Committee or the former Compensation Committee on any matters during the financial year ended December 31, 2018.
H. Other Board Committees
24. Identify the standing committees of the board other than the audit, nominating and compensation committees, and describe their function.	The Board has no standing committees other than the Audit Committee and the Human Resources and Governance Committee described in detail on pages 24 and 25 of the Circular.
I. Assessments
25. The board, its committees and each individual director should be regularly assessed regarding his, her or its effectiveness and contribution.

The Human Resources and Governance Committee has the mandate, explicitly documented in its charter, to implement a process for assessing the effectiveness of the Board, its committees and individual directors.

Directors aim to conduct an annual evaluation of the performance and effectiveness of the Board as a whole, in light of its Mandate. This evaluation is performed through peer review, evaluation and discussions amongst the directors. The most recent evaluation was conducted by the former Nominating and Corporate Governance Committee in March 2015.

J. Term Limits
26. Disclose whether term limits for directors or other mechanisms of board renewal has been adopted.	The Board has not adopted formal term limits, as it is of the view that, at this stage of development, it is critical for the Board to ensure that the required competencies and skills continue to be represented within its ranks. The Human Resources and Governance Committee considers renewal of Board membership on a yearly basis.

B-7

SCHEDULE “C”

BELLUS HEALTH INC.

BOARD OF DIRECTORS MANDATE

1.	MANDATE

1.1	In adopting this mandate,

1.1.1	the board acknowledges that the mandate prescribed for it by the Canada Business Corporations Act (the “CBCA”) is to manage, or supervise the management of, the business and affairs of BELLUS Health Inc. (the “Company”) and that this mandate includes responsibility for stewardship of the Company; and

1.1.2	the board explicitly assumes responsibility for the stewardship of the Company, as contemplated by the corporate governance guidelines adopted by the Canadian securities regulatory authorities (the “Canadian Guidelines”).

2.	Board MEMBERSHIP

2.1                    Number of Members – The board shall consist of such number of directors as the board may determine from time to time, provided that such number shall be within the minimum and maximum number of directors set out in the Company’s articles.

2.2	Independence of Members –

2.2.1	At least three of the directors shall not be officers or employees of the Company or any of its affiliates.

2.2.2	At least one-quarter of the directors shall be resident Canadians.

2.2.3	As a goal, a majority of the directors should be independent as defined under the Canadian Guidelines.

2.3                    Election and Appointment of Directors – Directors shall be elected by the shareholders at each annual meeting of shareholders, provided that if directors are not elected at any annual meeting, the incumbent directors continue in office until their successors are elected.

2.4                    Vacancy – The board may appoint a member to fill a vacancy, which occurs in the board between annual elections of directors to the extent permitted by the CBCA.

2.5                    Removal of Members – Any director may be removed from office by an ordinary resolution of the shareholders at a special meeting of shareholders.

2.6                    Additional Directors – In addition to filling vacancies on the board, the directors may at any time, without exceeding the number of directors provided by the articles of the Company, appoint one or more additional directors who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, provided that the total number of directors so

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appointed may not exceed one-third (1/3) of the number of directors elected at the previous annual meetings of shareholders.

3.	Board CHAIR

3.1                    Chairperson of the Board – The chairperson of the board shall, to the extent practicable, be independent within the meaning of the Canadian Guidelines.

3.2                    Chairperson of Meetings – The chairperson of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chairperson of the board, the deputy chairperson, or chairperson of the executive committee of the board (if such a committee is constituted). If no such officer is present, the directors present shall choose one of their number to be chairperson.

4.	Meetings of the Board

4.1                    Quorum – Unless otherwise fixed by resolution of the directors, a quorum of the board shall be a majority of its members.

4.2                    Secretary – The secretary of the board shall be designated from time to time in accordance with the by-laws of the Company.

4.3                    Time and Place of Meetings – Meetings of the board shall be held from time to time and at such place as the board, the deputy chairperson, the chairperson of the board, the chairperson of the executive committee of the board (if such a committee is constituted) or any two directors may determine.

4.4                    Right to Vote – Each member of the board shall have the right to vote on matters that come before the board unless precluded by the CBCA.

4.5                    Invitees – The board may invite officers and employees of the Company or any other person to attend meetings of the board to assist in the discussion and examination of the matters under consideration by the board.

4.6                    Meeting of Independent Directors – The independent directors must hold regularly scheduled meetings at which only independent directors are present.

4.7                    Attendance and Preparedness – Directors are expected to attend regularly scheduled meetings of the board and of the shareholders and to have prepared for the meetings by, at a minimum, reviewing in advance of the meeting the materials delivered in connection with the meeting. The attendance record of individual directors at meetings of the board will be disclosed in the Company’s proxy circular as required by applicable law.

5.	OUTSIDE ADVISORS

5.1                    Retaining and Compensating Advisors – Each director shall have the authority to retain outside counsel and any other external advisors as appropriate with the approval of the Human Resources and Governance Committee.

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6.	Remuneration of Board Members

6.1                   Members of the board shall receive such remuneration for their service on the board and its committees as the board may determine from time to time.

7.	duties and responsibilities of the board

7.1                   Specific Aspects of Stewardship Function – In adopting this mandate, the board hereby explicitly assumes responsibility for the matters set out below:

7.1.1	to the extent feasible, satisfying itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization;

7.1.2	adopting of a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Company’s business;

7.1.3	the identification of the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage these risks;

7.1.4	succession planning, including appointing, training and monitoring senior management;

7.1.5	adopting a communication policy for the Company; and

7.1.6	the Company’s internal control and management information systems.

7.2                   Corporate Governance Matters – The board shall adopt and maintain corporate governance principles and guidelines recommended to it by the Human Resources and Governance Committee and which comply with all applicable legal and stock exchange listing requirements and with such recommendations of relevant securities regulatory authorities and stock exchanges as the board may consider appropriate.

7.3                   Nomination and Appointment of Directors –

7.3.1	The board shall nominate individuals for election as directors by the shareholders and shall require the Human Resources and Governance Committee to make recommendations to it with respect to such nominations.

7.3.2	The board may fill such vacancies on the board as it is permitted by law to fill and shall require the Human Resources and Governance Committee to make recommendations to it with respect to such vacancies.

7.3.3	The board shall consider recommendations made to it by the Human Resources and Governance Committee with respect to the size and composition of the board.

7.3.4	In selecting candidates for appointment or nomination as directors, the board shall:

(i)	consider what competencies and skills the board, as a whole, should possess; and

(ii)	assess what competencies and skills each existing director possesses.

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7.4                    Significant Decisions – The board shall require management to obtain its approval for all significant decisions, including major financings, acquisitions, dispositions, budgets and capital expenditures.

7.5                    Information Flow from Management – The board shall require management to keep it aware of the Company’s performance and events affecting the Company’s business, including opportunities in the marketplace and adverse or positive developments.

7.6                    Position Descriptions – The board shall develop clear position descriptions for the chairperson of the board, the deputy chairperson and the chair of each board committee. In addition, the board, together with the CEO, shall develop a clear position description for the CEO.

7.7                    Corporate Objectives – The board shall approve specific financial and business goals and objectives, which will be used as a basis for measuring the performance of the CEO.

7.8                    Delegation to Committees –

7.8.1	The board shall establish and maintain the following committees of the board, each having charters that incorporate all applicable legal and stock exchange listing requirements and with such recommendations of relevant securities regulatory authorities and stock exchanges as the board may consider appropriate:

(i)	Audit Committee; and

(ii)	Human Resources and Governance Committee.

7.8.2	Subject to the Company’s articles and by-laws, the board may appoint any other committee of directors and delegate to such committee any of the powers of the board, except to the extent that such delegation is prohibited under the CBCA.

7.8.3	The board will appoint and maintain in office, members of each of its committees such that the composition of each such committee is in compliance with all applicable legal and stock exchange listing requirements and with such recommendations of relevant securities regulatory authorities and stock exchanges as the board may consider appropriate and shall require the Human Resources and Governance Committee to make recommendations to it with respect to such matters.

7.8.4	The board will review the charters and the composition of each of its committees on a regular basis and will revise those charters or amend the composition of its committees as it considers appropriate and shall require the Human Resources and Governance Committee to make recommendations to it with respect to such matters.

7.9                    Delegation to Management – Subject to the Company’s articles and by-laws, the board may designate the offices of the Company, appoint officers, specify their duties and delegate to them powers to manage the business and affairs of the Company, except to the extent that such delegation is prohibited under the CBCA.

7.10                   Residual Authority – The board retains responsibility for any matter that has not been delegated to management or to a committee of the directors.

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7.11                  Financial Statements – The board shall review and, if appropriate, approve the Company’s annual financial statements after the Audit Committee has reviewed and made a recommendation on those statements to the board.

7.12                  Compensation Matters –

7.12.1	Executive Compensation Policy – The board shall review the executive compensation policy submitted to it by the Human Resources and Governance Committee.

7.12.2	Compensation and Benefits – The board shall review and approve, as appropriate:

(i)	the overall structure of the Company’s total compensation strategy, including the elements of the Company’s annual and long-term incentive plans, including plan design, performance targets, administration and total funds/shares reserved for payments;

(ii)	the CEO’s total compensation in light of the performance assessment by the Human Resources and Governance Committee;

(iii)	the individual elements of total compensation for the executives named in the annual proxy statement and the total compensation of such other members of senior management not named in the annual proxy statement;

(iv)	the total compensation for the members of the board, in light of director compensation guidelines and principles established by the Human Resources and Governance Committee;

(v)	and shall require the Human Resources and Governance Committee to make recommendations to it with respect to such matters.

7.12.3	Organizational Responsibilities – The board shall review and approve as appropriate:

(i)	appointments for all mission critical positions (as such positions are defined by the Human Resources and Governance Committee from time to time) and compensation packages for such appointments;

(ii)	executive compensation disclosure that is required to be publicly disclosed by the Company;

(iii)	and shall require the Human Resources and Governance Committee to make recommendations to it with respect to such matters.

7.12.4	Pension Plan Matters – The board shall receive and review reports from management and from the Human Resources and Governance Committee covering administration, investment performance, funding, financial impact, actuarial reports and other pension plan related matters.

7.13                  Code of Ethics –

7.13.1	The board shall adopt a written code of business conduct and ethics (the “Code”) recommended to it by the Human Resources and Governance Committee and which complies with all applicable legal and stock exchange listing requirements and with such recommendations of relevant securities regulatory authorities and stock exchanges as the board may consider appropriate.

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7.13.2	The board shall be responsible for monitoring compliance with the Code. Any waivers from the Code that are granted for the benefit of directors or executive officers of the Company shall be granted by the board (or a committee of the board) only.

7.14                  Communication Policy – The Board shall periodically review the Company’s overall communications policy, including measures for receiving feedback from stakeholders.

8.	REGULAR BOARD ASSESSMENTS

8.1                    Establish Process – The board shall establish a process to be carried out by the Human Resources and Governance Committee for regularly assessing the effectiveness and contribution of the board, its committees and each individual director.

8.2                    Amendments to Mandate – The board will review and reassess the adequacy of its mandate on a regular basis.

9.	ORIENTATION AND CONTINUING EDUCATION

9.1                    The board shall ensure that all new directors receive a comprehensive orientation.

9.2                    The board shall provide continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure their knowledge and understanding of the Company’s business remains current.

10.	Interpretation

10.1                  The provisions of this mandate shall at all times be subject to the provisions of the CBCA, the articles and the by-laws of the Company.

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This mandate is intended as a component of the flexible governance framework within which the board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company's articles and by-laws, it is not intended to establish any legally binding obligations. The Directors have the right to derogate from the provisions of this mandate where the circumstances warrant it, to the extent permitted by applicable laws, regulations and listing requirements and the Company's articles and by-laws.

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